EXHIBIT 1.1

$350,000,000

XTO ENERGY INC.

$350,000,000 5.00% Senior Notes due 2015

PURCHASE AGREEMENT

September 20, 2004

LEHMAN BROTHERS INC.

UBS SECURITIES LLC

BANC OF AMERICA SECURITIES LLC

CITIGROUP GLOBAL MARKETS INC.

J.P. MORGAN SECURITIES INC.

MORGAN STANLEY & CO. INCORPORATED

c/o Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Dear Sirs:

XTO Energy Inc., a Delaware corporation (the “Company”), proposes to issue and sell $350,000,000 aggregate principal amount of its 5.00% Senior Notes due 2015 (the “Notes”) to you, as initial purchasers (the “Initial Purchasers”). The Notes will be issued pursuant to an indenture (the “Indenture”) to be dated on or before the Delivery Date (as hereinafter defined), between the Company and The Bank of New York, as Trustee (the “Trustee”). This agreement (this “Agreement”) is to confirm the agreement concerning the purchase of the Notes from the Company by the Initial Purchasers. The Notes will be offered and sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption pursuant to Section 4(2) thereunder.

In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum dated September 20, 2004 (the “Preliminary Offering Memorandum”) and a final offering memorandum dated the date hereof (the “Offering Memorandum” and, together with the Preliminary Offering Memorandum, a “Memorandum”), setting forth or incorporating by reference, among other things, a description of the terms of the Notes, the terms of the offering of the Notes and a description of the business of the Company and any material developments relating to the Company occurring after the date of the most recent historical financial statements set forth or incorporated by reference therein. Each Memorandum shall be deemed to include all of the documents incorporated by reference therein, and any reference in this Agreement to any amendment or supplement to a Memorandum shall be deemed to refer to any document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of such Memorandum that is incorporated by reference in such Memorandum.

You have advised the Company that you will make offers (the “Exempt Resales”) of the Notes purchased by you hereunder on the terms set forth in the Offering Memorandum solely to (i) persons (each, a “144A Purchaser”) whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”) and (ii) outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act, the persons specified in clauses (i) and (ii) being referred to herein as the “Eligible Purchasers.” You will offer the Notes to Eligible Purchasers initially at a price equal to 99.918% of the principal amount thereof. Such price may be changed at any time without notice.

Holders (including subsequent transferees) of the Notes will have the registration rights set forth in the registration rights agreement (the “Registration Rights Agreement”) to be dated the Delivery Date, in substantially the form of Exhibit A hereto. Pursuant to the Registration Rights Agreement, the Company will agree to file with the Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein, (i) a registration statement under the Securities Act (the “Exchange Offer Registration Statement”) relating to the Company’s 5.00% Senior Notes due 2015 (the “Exchange Notes”) to be offered in exchange for an equal principal amount of the Notes and (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, the “Registration Statements”), relating to the resale by certain holders of the Notes.

Section 1. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees that:

(a) As of its date, the Preliminary Offering Memorandum did not, and on the date of this Agreement and on the Delivery Date, the Offering Memorandum does not, and will not, and any amendment thereto will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 1(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchasers furnished to the Company in writing by any of the Initial Purchasers expressly for use in a Memorandum or any amendment or supplement thereto. Each of the reports filed by the Company pursuant to the Exchange Act and incorporated by reference in any Memorandum conformed or will conform, as the case may be, in all material respects, at the time of filing, to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(b) When the Notes are issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as any other securities of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.

(c) The Company is not required to deliver the information specified in Rule 144A(d)(4) in connection with Exempt Resales.

(d) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Offering Memorandum any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Memorandum; and, since the respective dates as of which information is given in the Offering Memorandum, there has not been any change in the long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum.

(e) (1) The Company has good and defensible title to all real property, free and clear of all liens, encumbrances and defects, except (A) royalties, overriding royalties and other burdens under oil and gas leases, (B) easements, restrictions, rights-of-way and other matters that commonly affect property, (C) liens securing taxes and other governmental charges, or claims of materialmen, mechanics and similar persons, not yet due and payable, (D) liens and encumbrances under operating agreements, farmout agreements, unitization, pooling and commutation agreements, declarations and orders, and gas sales contracts, securing payment of amounts not yet due and payable and of a scope and nature customary in the oil and gas industry and (E) liens, encumbrances and defects that do not in the aggregate materially affect the value of the real property or materially interfere with the use made or proposed to be made of such real property by the Company; and (2) the working interests in oil, gas and mineral leases or mineral interests which constitute a portion of the real property held by the Company reflect in all material respects the right of the Company to explore or receive production from such real property, and the care taken by the Company and its subsidiaries with respect to acquiring or otherwise procuring such leases or mineral interests was generally consistent with standard industry practices for acquiring or procuring leases and interests therein to explore for hydrocarbons.

(f) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged; and none of the subsidiaries of the Company is a significant subsidiary, as such term is defined in Rule 405 of the rules and regulations of the Commission under the Securities Act (the “Rules and Regulations”).

(g) The Company has an authorized capitalization as set forth in the Offering Memorandum. All of the issued shares of capital stock of the Company have been duly and validly authorized and issued, were issued in compliance with federal and state securities laws and are fully paid and non-assessable. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly and validly authorized and issued and were issued in compliance with federal and state securities laws.

(h) Neither (i) the execution or delivery hereof by the Company, (ii) the consummation of the transactions contemplated hereby, (iii) the execution and delivery of the Registration Rights Agreement, the Indenture and the Notes by the Company nor (iv) compliance by the Company with all of the provisions of this Agreement, the Registration Right Agreement, the Indenture and the Notes, will (A) result in a breach or violation of, or constitute a default under, the certificate of incorporation, by-laws, partnership agreement or other governing documents of the Company or any of its subsidiaries, or any material agreement, indenture or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound, or to which any of their properties is subject or (B) violate any law, rule, administrative regulation or decree of any court, or any governmental agency or body having jurisdiction over the Company, its subsidiaries or any of their respective properties, or result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of the Company or any of its subsidiaries, which in any such event described in this subclause (B) would have a material adverse effect on the Company. Except for the Commission’s declaration of effectiveness of one or both of the Registration Statements under the Securities Act, except for permits, consents, approvals and similar authorizations required under the securities or “Blue Sky” laws of certain jurisdictions, and except for such permits, consents, approvals and authorizations which have been obtained, no permit, consent, approval, authorization or order of any court, governmental agency or body or financial institution is required in connection with the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement.

(i) Neither the Company nor any of its subsidiaries is in violation of its certificate of incorporation or bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or any other agreement or instrument to which it is a party or by which it or any of its properties is bound.

(j) This Agreement has been duly authorized, executed and delivered by the Company.

(k) The Notes and the Exchange Notes will be pari passu with all existing and future unsecured and unsubordinated indebtedness of the Company.

(l) The Indenture has been duly and validly authorized, and, on or prior to the Delivery Date, will be executed and delivered by the Company and, assuming it has been duly and validly authorized, executed and delivered by the Trustee, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Indenture conforms in all material respects to the description thereof in the Offering Memorandum and with the requirements of the Trust Indenture Act of 1939, as amended (the “TIA”), and the rules and regulations of the Commission applicable to an indenture that is qualified under the TIA.

(m) The Notes have been duly and validly authorized by the Company for issuance and sale to the Initial Purchasers pursuant to this Agreement and, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to the Initial Purchasers against payment therefor in accordance with the terms hereof, will have been validly issued and delivered, free of any preemptive or similar rights to subscribe to or purchase the same arising by operation of law or under the charter or by-laws of the Company or otherwise, and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles, and the Notes conform to the description thereof in the Offering Memorandum. The Company has all requisite corporate power and authority to issue, sell and deliver the Notes in accordance with and upon the terms and conditions set forth in this Agreement and Offering Memorandum. All corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Notes to be sold by the Company hereunder has been validly and sufficiently taken.

(n) The Registration Rights Agreement has been duly and validly authorized, and, on or prior to the Delivery Date, will be executed and delivered by the Company and, assuming it has been duly and validly authorized, executed and delivered by you, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to rights of indemnification, by principles of public policy.

(o) The Exchange Notes have been duly and validly authorized by the Company for issuance pursuant to the Registration Rights Agreement and, if and when so issued and executed by the Company and authenticated by the Trustee in accordance with the Indenture, will have been validly issued and delivered, free of any preemptive or similar rights to subscribe to or purchase the same arising by operation of law or under the charter or by-laws of the Company or otherwise, and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles. Neither the filing of a Registration Statement nor the offering of the Exchanges Notes in exchange for the Notes as contemplated by the Registration Rights Agreement will give rise to any rights, other than those which have been duly waived or satisfied, for or relating to the registration of any other securities of the Company. The Company has all requisite corporate power and authority to issue and deliver the Exchange Notes in accordance with and upon the terms and conditions set forth in the Registration Rights Agreement and Offering Memorandum. All corporate action required to be taken by the Company for the authorization, issuance and delivery of the Exchange Notes to be issued by the Company under the Registration Rights Agreement has been validly and sufficiently taken.

(p) The financial statements (including the related notes and supporting schedules) included or incorporated by reference in each Memorandum present fairly the financial condition and results of operations of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

(q) Arthur Andersen LLP, who have certified certain financial statements of the Company for the year ended December 31, 2001, whose report appears in the Offering Memorandum or is incorporated by reference therein, were independent public accountants within the meaning of Regulation S-X under the Securities Act for the periods in which they certified such financial statements of the Company.

(r) KPMG LLP (“KPMG”), who have certified certain financial statements of the Company, whose reports appear in the Offering Memorandum or are incorporated by reference therein and who have delivered the initial letter referred to in Section 7(f) hereof, are independent public accountants within the meaning of Regulation S-X under the Securities Act.

(s) The Company and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties as is customary for companies engaged in similar businesses in similar industries.

(t) The Company and each of its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others.

(u) Except as described in the Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would have a material adverse effect on the consolidated financial position, stockholders’ equity, results of operations, business or prospects of the Company and its subsidiaries; and to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(v) No labor disturbance by the employees of the Company exists or, to the knowledge of the Company, is imminent, which could be reasonably expected to have a material adverse effect on the general affairs, management, consolidated financial position, stockholders’ equity, results of operations, business or prospects of the Company and its subsidiaries.

(w) Since the date as of which information is given in the Offering Memorandum through the date hereof, and except as may otherwise be disclosed in the Offering Memorandum, the Company has not (i) issued or granted any securities other than pursuant to any of its employee benefit plans, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business or (iii) entered into any transaction not in the ordinary course of business.

(x) The Company (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

(y) Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(z) There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Company or any of its subsidiaries (or, to the knowledge of the Company, any of their predecessors in interest) at, upon or from any of the property now or previously owned or leased by the Company or its subsidiaries in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except for any violation or remedial action which would not be reasonably likely to have, singularly or in the aggregate with all such violations and remedial actions, a material adverse effect on the general affairs, management, consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries; there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries have knowledge, except for any such spill, discharge, leak, emission, injection, escape, dumping or release which would not be reasonably likely to have, singularly or in the aggregate with all such spills, discharges, leaks, emissions, injections, escapes, dumpings and releases, a material adverse effect on the general affairs, management, consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries; and the terms “hazardous wastes,” “toxic wastes,” “hazardous substances” and “medical wastes” shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.

(aa) The Company is not an investment company as defined in the Investment Company Act of 1940, as amended.

(bb) The information supplied by the Company to its independent petroleum engineering consultants for purposes of preparing the reserve reports used to calculate estimates of reserves of the Company included in the Offering Memorandum, including, without limitation, production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the date supplied and was prepared in accordance with customary industry practices; Miller and Lents, Ltd., independent consulting petroleum engineers, who prepared estimates of the extent and value of proved oil and natural gas reserves, are independent with respect to the Company.

(cc) Neither the Company, any of its affiliates (as defined in Rule 501 under the Securities Act) nor any person acting on its behalf (excluding the Initial Purchasers as to which no representation or warranty is made) has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act, and the Company, any affiliate of the Company and any person acting on its or their behalf (other than the Initial Purchasers) have complied with and will implement the “offering restriction” within the meaning of Rule 902 under the Act.

(dd) Except as disclosed in the Offering Memorandum, within the six months preceding the date hereof, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Notes, or any securities of the same or a similar class as the Notes, other than Notes offered or sold to the Initial Purchasers hereunder; and the Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act) of any Notes or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S.

persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act.

(ee) Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 12 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Agreement to register any of the Notes under the Securities Act or to qualify the Indenture under the TIA.

(ff) There are no contracts or other documents which are required by the Rules and Regulations to be described in the Offering Memorandum and which have not been described in such Offering Memorandum.

(gg) No relationship, direct or indirect, exists between or among the Company on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company on the other hand, which is required by the Rules and Regulations to be described in the Offering Memorandum which is not so described.

(hh) The Company has filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and has paid all taxes due thereon, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company have any knowledge of any asserted tax deficiency which, if determined adversely to the Company or any of its subsidiaries, would have) a material adverse effect on the consolidated financial position, stockholders’ equity, results of operations, business or prospects of the Company and its subsidiaries.

Section 2. Purchase of the Notes by the Initial Purchasers. Subject to the terms and conditions and upon the basis of the representations and warranties herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase from the Company, at a price equal to 99.268% of the principal amount thereof, plus accrued interest, if any, from September 23, 2004, the principal amount of the Notes set forth opposite such Initial Purchaser’s name in Schedule I hereto.

Section 3. Offering of Notes by the Initial Purchasers. Upon authorization by the Initial Purchasers of the release of the Notes, the several Initial Purchasers propose to offer the Notes for sale upon the terms and conditions set forth in the Offering Memorandum.

Section 4. Delivery of and Payment for the Notes. The Closing shall be held at the offices of Kelly, Hart & Hallman, Fort Worth, Texas, at 10:00 A.M., New York City time, on September 23, 2004 or at such other date or place as shall be determined by agreement between the Initial Purchasers and the Company. This date and time are sometimes referred to as the “Delivery Date.” On the Delivery Date, one or more certificates in definitive global form representing the Notes, with Notes sold to 144A Purchasers and those sold pursuant to Regulation S under the Securities Act to be evidenced by different global certificates, shall be delivered by or on behalf of the Company to Lehman Brothers Inc., through the facilities of The Depository Trust Company (“DTC”), for the account of each Initial Purchaser, against payment to or upon the order of the Company of the purchase price by wire transfer in immediately available funds. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Initial Purchaser hereunder.

Section 5. Further Agreements of the Company. The Company agrees:

(a) To furnish to the Initial Purchasers, without charge, as of the date of the Offering Memorandum, such number of copies of the Offering Memorandum as it may then be amended or supplemented as they may reasonably request;

(b) To make promptly, upon the reasonable request of the Initial Purchasers, any amendments or supplements to the Offering Memorandum that may be necessary or advisable in connection with the resale of the Notes by the Initial Purchasers, and not to make any amendment or supplement to the Offering Memorandum of which the Initial Purchasers shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchasers shall not have given their consent;

(c) If, at any time prior to the earlier of (1) consummation of the exchange offer contemplated by the Registration Rights Agreement and (2) completion of the initial resale by the Initial Purchasers of the Notes to persons other than their affiliates (as determined by the Initial Purchasers), any events shall have occurred as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Memorandum is delivered, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Offering Memorandum in order to comply with applicable law, to notify the Initial Purchasers and, upon their request, to prepare and furnish without charge to each Initial Purchaser and to any dealer in securities as many copies as the Initial Purchasers may from time to time reasonably request of an amended or supplemented Offering Memorandum which will correct such statement or omission or effect such compliance;

(d) Not to take any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes;

(e) To cooperate with the Initial Purchasers in their efforts to permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers relating to trading in The Portal Market, and to use its reasonable best efforts to permit the Notes to be eligible for clearance and settlement through DTC, including the preparation and filing with DTC of a letter of representations signed by the Company and the Trustee;

(f) Promptly from time to time to take such action as the Initial Purchasers may reasonably request to qualify the Notes for offering and sale under the securities laws of such jurisdictions in the United States as the Initial Purchasers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided that in connection therewith the Company shall not be required to qualify as a foreign corporation, to become subject to taxation or to file a general consent to service of process in any jurisdiction;

(g) Not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Notes in a manner which would require the registration of the Notes under the Securities Act;

(h) For a period of five years following the Delivery Date, to furnish to Lehman Brothers Inc. and UBS Securities LLC (or, upon written request, such other Initial Purchasers) copies of all materials furnished by the Company to its shareholders and all public reports and all reports and financial statements furnished by the Company to the Commission pursuant to the Exchange Act or any rule or regulation of the Commission thereunder or to the Noteholders;

(i) To apply the net proceeds from the sale of the Notes being sold by the Company as set forth in the Offering Memorandum;

(j) For so long as any of the Notes remain outstanding, to make available, upon request, to any seller of the Notes, or prospective purchaser designated by such seller, the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act;

(k) To take such steps as shall be necessary to ensure that neither the Company nor any subsidiary shall become an investment company as defined in the Investment Company Act of 1940, as amended; and

(l) To file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Offering Memorandum and for so long as the delivery of a Offering Memorandum is required in connection with the offering or sale of the Notes.

Section 6. Expenses. Whether or not this Agreement becomes effective or is terminated or the sale of the Notes to the Initial Purchasers is consummated, the Company shall pay or cause to be paid (A) all fees and expenses (including, without limitation, all registration and filing fees and fees and expenses of the Company’s accountants but excluding fees and expenses of counsel for the Initial Purchasers) incurred in connection with the preparation, printing, filing, delivery and shipping of the Preliminary Offering Memorandum, the Offering Memorandum, the Indenture, this Agreement, the Registration Rights Agreement, any Registration Statement and any amendments or supplements of the foregoing and any documents incorporated by reference into any of the foregoing, (B) all fees and expenses incurred in connection with the preparation and delivery to the Initial Purchasers of the Notes (including the cost of printing the Notes), (C) any fees required to be paid to rating agencies incurred in connection with the rating of the Notes, (D) the fees, costs and charges of the Trustee, including the fees and disbursements of counsel for the Trustee, (E) all listing fees and expenses incident to inclusion of the Notes in PORTAL and (F) all other costs and expenses incident to the performance of its obligations under this Agreement; provided that except as provided in this Section 6 and in Section 11, the Initial Purchasers shall pay their own costs and expenses, including the costs and expenses of their counsel, any transfer taxes on the Notes that they may sell and the expenses of advertising any offering of the Notes made by the Initial Purchasers.

Section 7. Conditions of Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers hereunder are subject to the accuracy, as of the date hereof and on the Delivery Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a) The sale of the Notes hereunder shall not be enjoined (temporarily or permanently) on the Delivery Date.

(b) No Initial Purchaser shall have discovered and disclosed to the Company on or prior to the Delivery Date that the Offering Memorandum or any amendment or supplement thereto contains any untrue statement of a fact which, in the opinion of Vinson & Elkins L.L.P., counsel for the Initial Purchasers, is material or omits to state any fact which, in the opinion of such counsel, is material and is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Indenture, the Notes, the Registration Rights Agreement and the Offering Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(d) Kelly, Hart & Hallman, a professional corporation, shall have furnished to the Initial Purchasers their written opinion, as counsel to the Company, addressed to the Initial Purchasers and dated the Delivery Date, in form and substance reasonably satisfactory to the Initial Purchasers, to the effect that:

(i) The Company was incorporated, exists and is in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Offering Memorandum;

(ii) The Company is qualified as a foreign corporation for the transaction of business and is in good standing in the State of Texas and each other state set forth on an exhibit to such opinion, and such counsel has no knowledge that the character of the business conducted by the Company or the location of the properties owned, leased or operated by it makes such qualification necessary (except where the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), results of operations, business or prospects of the Company and its subsidiaries taken as a whole);

(iii) Each subsidiary of the Company was incorporated, exists and is in good standing under the laws of its jurisdiction of incorporation; all of the issued shares of capital stock of each such subsidiary have been validly authorized and issued, are fully paid and non-assessable, are owned of record by the Company directly or through subsidiaries, and such counsel has no knowledge of any other adverse claim (within the meaning of Article 8 of the Uniform Commercial Code) thereto;

(iv) Such counsel has no knowledge that the filing of any Registration Statement or the offering or sale of the Notes as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any securities of the Company or any of its subsidiaries; and the Company has all requisite corporate power and authority to issue, sell and deliver the Notes in accordance with and upon the terms and conditions set forth in this Agreement, the Indenture and the Offering Memorandum;

(v) The Indenture has been duly authorized, executed and delivered by the Company and assuming the due authorization, execution and delivery by the Trustee, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and the Indenture conforms in all material respects with the requirements of the TIA and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder;

(vi) The Notes have been duly authorized and executed by the Company for issuance and sale to the Initial Purchasers pursuant to this Agreement and, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms of this Agreement, will have been validly issued and delivered, will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(vii) The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and assuming the due authorization, execution and delivery by the Initial Purchasers, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to rights of indemnification, by principles of public policy;

(viii) The Exchange Notes have been duly authorized by the Company for issuance pursuant to the Registration Rights Agreement and if and when so issued and executed by the Company and authenticated by the Trustee in accordance with the Indenture, will have been validly issued and delivered, will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(ix) Such counsel has no knowledge, other than as set forth or incorporated by reference in the Offering Memorandum, of any pending or overtly threatened legal or governmental proceedings to which the Company or any of its subsidiaries is or may be a party or of which any property of the Company or any of its subsidiaries is or may be subject which, if determined adversely to the Company or any of its subsidiaries would, individually or in the aggregate, have a material adverse effect on the consolidated financial position, equity or results of operations of the Company and its subsidiaries;

(x) This Agreement has been duly authorized, executed and delivered by the Company;

(xi) The sale of the Notes being delivered at the Delivery Date by the Company and the compliance by the Company with all of its obligations under this Agreement, the Registration Rights Agreement, the Indenture and the consummation of the transactions contemplated hereby will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, the Indenture or, except with respect to any preferential purchase rights under applicable joint operating agreements, any other indenture, mortgage, deed of trust, loan agreement or other agreement or instrument (other than the Registration Rights Agreement dated May 11, 1993 by and between the Company and certain stockholders (the “1993 Registration Rights Agreement”) as to which counsel need not opine) known to such counsel to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (B) violate any provisions of the Restated

Certificate of Incorporation, as amended, or Bylaws of the Company or (C) violate any statute, rule or regulation known to such counsel (excluding any securities or anti-fraud statute, rule or regulation) or any order known to such counsel of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets;

(xii) Assuming the accuracy of the representations, warranties and agreements of the Company and of the Initial Purchasers contained in this Agreement, no registration of the Notes under the Securities Act or qualification of the Indenture under the TIA is required in connection with the issuance and sale of the Notes by the Company and the offer, resale and delivery of the Notes by the Initial Purchasers to the Eligible Purchasers in the manner contemplated by this Agreement and the Offering Memorandum;

(xiii) Such counsel has no knowledge that (A) the Company is in violation of its Restated Certificate of Incorporation, as amended, or Bylaws or (B) any of the Company’s subsidiaries is in violation of its charter or bylaws or (C) the Company or any of its subsidiaries is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument (other than the 1993 Registration Rights Agreement as to which counsel need not opine) known to such counsel to which it is a party or by which it or any of its properties may be bound;

(xiv) The statements set forth in the Offering Memorandum under the captions “Description of Other Indebtedness,” “Description of the Notes,” and “Certain United States Federal Income Tax Considerations,” insofar as they constitute matters of law, summaries of legal matters, documents or legal conclusions, have been reviewed by such counsel and are correct in all material respects;

(xv) Such counsel has no knowledge of any contracts or other documents which are required by the Securities Act or by the Rules or Regulations to be filed as exhibits to the Company’s reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that have not been so filed;

(xvi) The documents incorporated by reference in the Offering Memorandum (other than the financial statements, notes thereto and related schedules therein, the information pertaining to oil and gas reserves and related data, and other financial data that are included therein, as to which such counsel need express no opinion), when filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder; and

(xvii) The Company is not an “investment company,” as such term is defined in the Investment Company Act of 1940.

In addition to the opinions set forth above, such opinion shall also include a statement to the effect that although such counsel does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum or any further amendment or supplement thereto, except for those referred to in the opinion in subsection (xiv) above, nothing has come to the attention of such counsel that has caused them to believe that, (A) as of its date, the Offering Memorandum or any further amendment or supplement thereto prior to the Delivery Date (other than the financial statements, notes thereto and related schedules therein, the information pertaining to oil and gas reserves and related data, and other financial data that are included therein, as to which such counsel need express no opinion) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (B) as of the Delivery Date, the Offering Memorandum or any further amendment or supplement thereto prior to the Delivery Date (other than the financial statements, notes thereto and related schedules therein, the information pertaining to oil and gas reserves and related data, and other financial data that are included therein, as to which such counsel need express no opinion) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) The Initial Purchasers shall have received from Vinson & Elkins L.L.P., counsel for the Initial Purchasers, such opinion or opinions, dated the Delivery Date, with respect to the issuance and sale of the Notes, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(f) At the time of execution of this Agreement, the Initial Purchasers shall have received from KPMG a letter (the “initial letter”), in form and substance reasonably satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that, with respect to the Company, they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ comfort letters to Initial Purchasers in connection with Rule 144A and Regulation S offerings.

(g) With respect to the letter of KPMG referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement, the Company shall have furnished to the Initial Purchasers a letter (the “bring-down letter”) of such accountants, addressed to the Initial Purchasers and dated the Delivery Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(h) The Company shall have furnished to the Initial Purchasers a certificate, dated the Delivery Date, of its Chairman of the Board, its President or a Vice President and its chief financial officer stating that:

(i) The representations, warranties and agreements of the Company in Section 1 are true and correct as of the Delivery Date; the Company has complied with all its agreements contained herein; and the conditions set forth in subsections (a), (i), (k) and (l) of this Section 7 have been fulfilled; and

(ii) They have carefully examined the Offering Memorandum and, in their opinion (A) as of the Delivery Date, the Offering Memorandum did not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) since the Delivery Date no material event has occurred, the description of which has not been included or incorporated by reference in the Offering Memorandum.

(i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in, or incorporated by reference in, the Offering Memorandum (exclusive of any amendment or supplement thereto on or after the date of this Agreement) (i) any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Memorandum or (ii) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum, the effect of which, in any such case described in clause (i) or (ii), is, in the reasonable judgment of the Initial Purchasers, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Notes on the Delivery Date on the terms and in the manner contemplated in the Offering Memorandum.

(j) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or the settlement of such trading generally shall have been materially disrupted, or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities, (iii) a material disruption in clearance or settlement systems shall have occurred, (iv) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (v) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such), including, without limitation, as a result of terrorist activities or other calamity or crisis, after the date hereof, as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to proceed with the offering or delivery of the Notes being delivered on the Delivery Date on the terms and in the manner contemplated in the Offering Memorandum.

(k) Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Notes or any other debt securities or preferred stock issued or guaranteed by the Company by either Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc., or their respective successors; and (ii) neither such organization shall have publicly announced that it has under surveillance or review (other than an announcement with positive implications of a possible upgrading) its rating of the Notes or any other debt securities or preferred stock issued or guaranteed by the Company.

(l) On the Closing Date, (i) the Initial Purchasers shall have received the Registration Rights Agreement duly executed by the Company, and (ii) the Notes shall have been cleared for settlement at DTC.

(m) At the time of execution of this Agreement, the Initial Purchasers shall have received from Miller and Lents, Ltd., independent petroleum engineers, a letter, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel (the “Miller and Lents Letter”), addressed to the Initial Purchasers and dated the date hereof confirming that, with respect to the Company, they are independent petroleum engineers, and confirming such information related to the proved reserves of the Company as counsel to the Initial Purchasers shall reasonably request.

(n) On the Delivery Date, neither KPMG’s initial letter nor its bring-down letter shall have been rescinded and the Company shall have no reason to believe that the representations in such letters are not true and correct in all respects.

(o) On the Delivery Date, the Miller and Lents Letter shall not have been rescinded and the Company shall have no reason to believe that the representations in such letter are not true and correct in all respects.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

Section 8. Indemnification and Contribution.

(a) The Company shall indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act or the Exchange Act (collectively, the “Initial Purchaser Indemnified Parties”), from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which that Initial Purchaser, director, officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act, any other federal or state statutory law or regulation, at common law or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or (B) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Notes (“Marketing Materials”), including any road show or investor presentations made to investors by the Company (whether in person or electronically), (ii) the omission or alleged omission to state in any Preliminary Offering Memorandum, the Offering Memorandum or any Marketing Materials, or in any amendment or supplement thereto, any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the Notes or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Company shall not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Initial Purchaser through its gross negligence or willful misconduct), and shall reimburse each Initial Purchaser and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Memorandum or the Offering Memorandum, or in any such amendment or supplement, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Initial Purchasers by or on behalf of any Initial Purchaser specifically for inclusion therein which information consists solely of the information specified in Section 8(e); provided further, that such indemnification with respect to any Preliminary Offering Memorandum shall not apply if a copy of the Offering Memorandum as then amended or supplemented (excluding the documents incorporated by reference therein) was not sent or given by or on behalf of an Initial Purchaser to the claimant, if required by law, at or prior to the written confirmation of the sale of Notes to such claimant and if the Offering Memorandum as so amended or supplemented would have cured the defect giving rise to such claim, unless the failure to so deliver an Offering Memorandum resulted from the Company’s failure to comply with Section 5(a) within a reasonable time prior to the sending of such written confirmation. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to the Initial Purchaser Indemnified Parties.

(b) Each Initial Purchaser, severally and not jointly, shall indemnify and hold harmless the Company, its officers and employees, each of its directors and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company or any such officer, director or controlling person may become subject, under the Securities Act, the Exchange Act, any other federal or state statutory law or regulation, at common law or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or (ii) the omission or alleged omission to state in any Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Initial Purchasers by or on behalf of that Initial Purchaser specifically for inclusion therein, and shall reimburse the Company and any such officer, employee, director or controlling person for any legal or other expenses reasonably incurred by the Company or any such officer, employee, director or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which any Initial Purchaser may otherwise have to the Company or any such officer, employee, director or controlling person.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and, provided further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers shall have the right to employ counsel to represent jointly the Initial Purchasers and their respective officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Company under this Section 8 if, in the reasonable judgment of the Initial Purchasers, it is advisable for the Initial Purchasers, officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of one such separate counsel shall be paid by the Company. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchasers on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Company on the one hand, and the total initial purchaser discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it and offered to the Eligible Purchasers exceed the amount of any damages which such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective purchase obligations and not joint.

(e) The Initial Purchasers severally confirm and the Company acknowledges that the statements with respect to the offering of the Notes by the Initial Purchasers set forth in the last paragraph on the cover page of the Offering Memorandum, and the statements in the third and tenth paragraphs and in the fourth sentence of the seventh paragraph under the caption “Plan of Distribution” in the Offering Memorandum constitute the only information furnished in writing to the Company by or on behalf of the Initial Purchasers specifically for inclusion in the Offering Memorandum.

Section 9. Defaulting Initial Purchasers. If, on the Delivery Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Initial Purchasers shall be obligated to purchase the principal amount of Notes which the defaulting Initial Purchaser agreed but failed to purchase on the Delivery Date in the respective proportions which the principal amount of Notes set opposite the name of each remaining non-defaulting Initial Purchaser in Schedule 1 hereto bears to the total principal amount of Notes set opposite the names of all the remaining non-defaulting Initial Purchasers in Schedule 1 hereto; provided, however, that the remaining non-defaulting Initial Purchasers shall not be obligated to purchase any of the Notes on the Delivery Date if the total principal amount of Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on such date exceeds 9.09% of the total principal amount of Notes to be purchased on the Delivery Date, and any remaining non-defaulting Underwriter shall not be obligated to purchase more than 110% of the principal amount of the Notes which it agreed to purchase on the Delivery Date pursuant to the terms of Section 2. If the foregoing maximums are exceeded, the remaining non-defaulting Initial Purchasers, or those other Initial Purchasers satisfactory to the Initial Purchasers who so agree, shall have the right, but shall not be obligated, to purchase, in such proportion as may be agreed upon among them, all the Notes to be purchased on the Delivery Date. If the remaining Initial Purchasers or other Initial Purchasers satisfactory to the Initial Purchasers do not elect to purchase the Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on the Delivery Date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company, except that the Company will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule 1 hereto who, pursuant to this Section 9, purchases Notes which a defaulting Initial Purchaser agreed but failed to purchase.

Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company for damages caused by its default. If other Initial Purchasers are obligated or agree to purchase the Notes of a defaulting or withdrawing Initial Purchaser, either the Initial Purchasers or the Company may postpone the Delivery Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Offering Memorandum or in any other document or arrangement.

Section 10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(i), 7(j) or 7(k), shall have occurred or if the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement.

Section 11. Reimbursement of Initial Purchasers’ Expenses. If the Company shall fail to tender the Notes for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed, or because any other condition of the Initial Purchasers’ obligations hereunder required to be fulfilled by the Company is not fulfilled, the Company will reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Company shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Initial Purchasers, the Company shall not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.

Section 12. Representations and Warranties by the Initial Purchasers. Each of the Initial Purchasers hereby acknowledges that the Notes have not been registered under the Securities Act; they are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part on such Initial Purchaser’s representations contained in this Agreement, including, without limitation, the following: it is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and a QIB; it has received and read the Offering Memorandum, in particular the information set forth in the sections entitled “Forward-Looking Statements,” “Risk Factors” and “Notice to Investors,” and

has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and other management of the Company and its Subsidiaries and ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of its investment in the Company. Each of the Initial Purchasers represents and warrants to, and agrees with, the Company that (a) neither it, any of its affiliates (as defined in Rule 501 under the Securities Act) nor any person acting on its behalf has offered or sold or will offer or sell the Notes in the United States by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act, and (b) it has and will solicit offers for the Notes only from, and will offer the Notes only to (A) in the case of offers inside the United States or to U.S. persons, persons whom such Initial Purchaser reasonably believes to be QIBs, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to such Initial Purchaser that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A under the Securities Act, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, persons other than U.S. persons (“foreign purchaser”), which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust) in offshore transactions within the meaning of Rule 902 under the Securities Act; provided, however, that, in the case of this clause (b), in purchasing such Notes, such persons are deemed to have represented and agreed as provided under the caption “Notice to Investors” contained in the Offering Memorandum. Each of the Initial Purchasers acknowledges and agrees that, except as permitted by this Agreement, it will not offer, sell or deliver any Notes (i) as part of the distribution at any time or (ii) otherwise until 40 days (or such longer period as may be provided under Regulation S, as amended) after the later of the commencement of the offering of the Notes and the original issue date of the Notes, within the United States or to, or for the account or benefit of, U.S. persons, and in any case only in accordance with Rule 903 under the Securities Act, and that it will send to each dealer or other person receiving a selling concession, fee or other remuneration to which it sells Notes in reliance on Regulation S during the restricted period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons (terms used in this paragraph having the meanings given to them by Regulation S under the Securities Act). Each of the Initial Purchasers agrees that it will not offer, sell or deliver any of the Notes in any jurisdiction outside the United States, its territories and possessions except under circumstances that will result in compliance with the provisions of Regulation S promulgated under the Securities Act and the applicable laws of such jurisdiction, and that it will take at its own risk and expense whatever action is required to permit its purchase and resale of the Notes in such jurisdictions. Each of the Initial Purchasers understands that no action has been taken to permit a public offering of the Notes in any jurisdiction within or without the United States where action would be required for such purpose. Each of the Initial Purchasers agrees not to cause any advertisement of the Notes to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Notes, except in any such case with the consent of the Company. Each of the Initial Purchasers agrees to send and give a copy of the Offering Memorandum (as the same may be supplemented or amended) to each purchaser of the Notes at or prior to the written confirmation of the sale of the Notes to such person.

Section 13. Notices, Etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Initial Purchasers, shall be delivered or sent by mail or facsimile transmission to: (i) Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration Department, Fax: (646) 758-4231, with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022, Fax: (212) 528-4748 and (ii) UBS Securities LLC, 677 Washington Blvd, Stamford, CT 06901, Attention: Fixed Income Syndicate, Fax: (203) 719-0495, with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of General Counsel, UBS Securities LLC, 677 Washington Blvd, Stamford, CT 06901, Fax: (203) 719-0680; and

(b) if to the Company, shall be delivered or sent by mail or facsimile transmission to the address of the Company set forth in the Offering Memorandum, Attention: Chief Financial Officer (Fax: (817) 885-2278). Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Lehman Brothers Inc. and UBS Securities LLC on behalf of the Initial Purchasers.

Section 14. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company, and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the directors, officers and employees of any Initial Purchaser and the person or persons, if any, who control any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and (B) the indemnity agreement of the Initial Purchasers contained in Section 8(b) of this Agreement shall be deemed to be for the benefit of the directors, officers and employees of the Company and any person controlling the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 14, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 15. Survival. The respective indemnities, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

Section 16. Definition of the Terms Business Day and Subsidiary. For purposes of this Agreement, (a) “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close and (b) “subsidiary” has the meaning set forth in Rule 405 of the Rules and Regulations.

Section 17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

Section 19. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing correctly sets forth the agreement among the Company and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

XTO ENERGY INC.

By:	/S/ FRANK G. MCDONALD
	Name:	Frank G. McDonald
	Title:	Vice President

Accepted:

LEHMAN BROTHERS INC. UBS SECURITIES LLC BANC OF AMERICA SECURITIES LLC CITIGROUP GLOBAL MARKETS INC. J.P. MORGAN SECURITIES INC. MORGAN STANLEY & CO. INCORPORATED

By:	LEHMAN BROTHERS INC.

By:	/S/ JAMES E. SAXTON
Name: James E. Saxton

SCHEDULE 1

Initial Purchasers	Amount of Notes to be Purchased
Lehman Brothers Inc.	$122,500,000
UBS Securities LLC	87,500,000
Banc of America Securities LLC	35,000,000
Citigroup Global Markets Inc.	35,000,000
J.P. Morgan Securities Inc.	35,000,000
Morgan Stanley & Co. Incorporated	35,000,000
Total	$350,000,000